Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Reports $0.11 in Net Income Per Share for First Quarter of 2012

Gross Margin Increases 400 Basis Points to 46.5% Year over Year

LOVELAND, CO, May 10, 2012 --Heska Corporation (NASDAQ:HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its first quarter ended March 31, 2012.

First Quarter 2012 Highlights:
•	Core Companion Animal Health revenue was $16.6 million, an increase as compared to the first quarter of 2011.
•	Gross profit was $8.9 million, a 7.5% increase as compared to the first quarter of 2011. This was the result of a significant increase in gross margin.
•
Operating income was $1.1 million, as compared to $1.5 million in operating income in the first quarter of 2011.  The Company has invested in expanding and improving its sales organization, as well as in developing new products to be introduced during 2012.

•	Heska completed the quarter with $6.0 million in cash, no debt and $19.6 million in working capital.

"This was a strong start for 2012," commented Robert Grieve, Heska's Chairman and CEO.  "We grew our Core Companion Animal Health revenue despite an anticipated $2.1 million decline in revenue from our heartworm preventive sold to a unit of Merck.  We also delivered a notable increase in gross margins."

Dr. Grieve also said, "We continued to invest in new products, as well as in the expansion and improvement of our sales organization.  We believe the results of these efforts will support  our expected revenue growth during this year.  We shipped our initial stocking order of PetTrust Plus™ product during the quarter.  This is a heartworm preventive based on an existing FDA approved product, and is now available on the shelves of select major retailers around the country as sold under an exclusive contractual agreement with FidoPharmBrands, LLC.  As the year progresses and we experience more of the pet allergy season, our new allergy product is expected to help grow our revenues.  In addition, we have plans to support our enhanced sales organization with additional products, driving incremental growth and profitability."

Financial Results
First quarter 2012 revenue was $19.2 million as compared to $19.5 million in the first quarter of 2011.  In the first quarter of 2012, Core Companion Animal Health revenue grew approximately 1.0% to $16.6 million from $16.4 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 15.3% to $2.6 million from $3.1 million in the first quarter of 2011.  Gross profit was $8.9 million, or a 46.5% gross margin, in the first quarter of 2012 compared with gross profit of $8.3 million, or 42.5% gross margin, in the first quarter of 2011.  Total operating expenses were $7.8 million, or 40.9% of revenue, in the first quarter of 2012 compared with total operating expenses of $6.8 million, or 34.6% of revenue, in the prior year period.  The Company reported operating income of $1.1 million in the first quarter of 2012 compared to operating income of $1.5 million in the first quarter of 2011.  Income before income taxes was $940 thousand in the first quarter of 2012 compared to $1.5 million in the prior year period.  In the first quarter of 2012, net income was $584 thousand, or $0.11 per diluted share, compared to net income of $916 thousand, or $0.17 per diluted share, in the first quarter of 2011.  In the first quarter of 2012, the Company recorded a $308 thousand deferred tax expense compared to a $527 thousand deferred tax expense in the prior year period.

"In February, we announced that our Board of Directors had declared the Company's first ever cash dividend of $0.10 per share to our stockholders," added Dr. Grieve.  "We paid our first dividend payment on April 10, 2012 to stockholders of record as of March 30, 2012.  On Tuesday, we announced our Board of Directors had approved our second dividend payment on July 10, 2012 to stockholders of record as of June 29, 2012."

Balance Sheet
As of March 31, 2012, Heska had $6.0 million in cash and working capital of $19.6 million. Stockholders' equity increased 1.0% to $48.9 million compared to $48.4 million as of December 31, 2011.

Investor Conference Call
Management will conduct a conference call on Thursday, May 10, 2012 at 4:30 p.m. EDT (2:30 p.m. MDT) to discuss the first quarter 2012 financial results.  To participate, dial (800) 762-8779 (domestic) or (480) 629-9818 (international); the conference call access number is 4533375.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until May 24, 2012.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4533375.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to increase its revenue in future periods; uncertainties related to Heska's commercial expansion, including the effectiveness of such efforts and ultimately Heska's ability to successfully market and sell its products in an economically sustainable manner; uncertainties related to third-party product development efforts, which Heska is significantly reliant upon; uncertainties related to the commercialization of new products, such as market acceptance; uncertainties regarding Heska's ability to sustain or successfully implement a routine quarterly cash dividend; uncertainties related to Heska's ability to maintain a given level of profitability, or profitability at all; uncertainties regarding the future tax treatment of dividends and the perceived desirability of continuing to pay a dividend under various tax structures which may be implemented through government action or inaction; uncertainties regarding Heska's reliance on  third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; competition; risks related to Heska's reliance on third party suppliers, which is substantial; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2011.

Financial Table Follows:

Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2011	2012
Revenue, net:
Core companion animal health	$16,441	$16,580
Other vaccines, pharmaceuticals and products	3,064	2,595
Total revenue, net	19,505	19,175

Cost of revenue	11,207	10,252

Gross profit	8,298	8,923

Operating expenses:
Selling and marketing	3,960	4,888
Research and development	331	334
General and administrative	2,467	2,619
Total operating expenses	6,758	7,841
Operating income	1,540	1,082
Interest and other expense, net	23	142
Income before income taxes	1,517	940
Income tax expense:
Current tax expense	74	48
Deferred tax expense	527	308
Total income tax expense	601	356
Net income	$916	$584

Basic net income per share	$0.18	$0.11
Diluted net income per share	$0.17	$0.11

Shares used for basic net income per share	5,232	5,264

Shares used for diluted net income per share	5,261	5,434

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2011	March 31, 2012
Cash and cash equivalents	$6,332	$6,008
Total current assets	28,891	30,672
Property and equipment, net	4,869	5,080
Total assets	61,894	63,944
Dividends payable	--	532
Total current liabilities	9,289	11,022
Stockholders' equity	48,439	48,938

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